Exhibit 99.1

NEWS RELEASE

CONTACT: Kim Duncan Director, Investor Relations The Cooper Companies, Inc. ir@coopercompanies.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com
FOR IMMEDIATE RELEASE

THE COOPER COMPANIES HOLDS ANNUAL MEETING OF STOCKHOLDERS

PLEASANTON, Calif., March 16, 2011 – At its annual meeting held today in San Juan, Puerto Rico, the stockholders of The Cooper Companies, Inc. (NYSE:COO) elected eight directors, ratified the appointment of KPMG LLP as the Company’s auditors for fiscal 2011 and amended the Company’s equity incentive plans. Stockholders also approved, on an advisory basis, the Company’s compensation practices for its executive officers and selected, on an advisory basis, annual advisory votes on the Company’s compensation practices.

BOARD OF DIRECTORS AND OFFICERS

Cooper’s stockholders elected the following as members of the board of directors: A. Thomas Bender, chairman of the board of the Company; Allan E. Rubenstein, M.D., vice-chairman of the board and lead director of the Company, chief executive officer of NexGenix Pharmaceuticals, LLC and Clinical Professor of Neurology and Pediatrics at New York University Langone Medical Center; Michael H. Kalkstein, of counsel of Dechert, LLP; Jody S. Lindell, President and CEO of S.G. Management, Inc.; Donald Press, executive vice president of Broadway Management Company, Inc., and principal in the firm of Donald Press, P.C.; Steven Rosenberg, president, chief executive officer and chief financial officer of Berkshire Bancorp, Inc.; Robert S. Weiss, president and chief executive officer of the Company; and Stanley Zinberg, M.D.

Following the stockholders’ meeting, the board elected: A. Thomas Bender, chairman of the board and Allan E. Rubenstein, M.D., vice-chairman of the board and lead director. The board also elected as officers of the Company: Robert S. Weiss, president and chief executive officer; Eugene J. Midlock, senior vice president and chief financial officer; Carol R. Kaufman, senior vice president of legal affairs, secretary and chief administrative officer; Daniel G. McBride, Esq., vice president and general counsel; Albert G. White III, vice president, investor relations and treasurer; and Rodney E. Folden, vice president and corporate controller.

About The Cooper Companies

The Cooper Companies, Inc. (www.coopercos.com) is a global medical products company that serves the specialty healthcare market through its CooperVision and CooperSurgical business units. Corporate offices are in Pleasanton, CA.

CooperVision (www.coopervision.com) develops, manufactures and markets a broad range of contact lenses for the worldwide vision correction market. Dedicated to enhancing the contact lens experience for practitioners and patients, CooperVision specializes in lenses for astigmatism, presbyopia and ocular dryness. Headquartered in Pleasanton, CA, it manufactures in: Hamble and Hampshire, UK; Juana Diaz, Puerto Rico; and Scottsville, NY.

CooperSurgical (www.coopersurgical.com) develops, manufactures and markets medical devices, diagnostic products and surgical instruments and accessories used primarily by gynecologists and obstetricians. CooperSurgical is a leader in the U.S. OB-GYN market, and its major manufacturing and distribution facilities are located in Trumbull, CT; Pasadena, CA; and Stafford, TX.

COO-G

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